As filed with the Securities and Exchange Commission on June 2, 2017

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

The Securities Act of 1933

CIM Commercial Trust Corporation

(Exact Name of Registrant as Specified in Its Charter)

Maryland	75-6446078
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

17950 Preston Road, Suite 600

Dallas, Texas 75252

(972) 349-3200

(Address, Including Zip Code, of Registrant’s Principal Executive Offices)

CIM Commercial Trust Corporation 2015 Equity Incentive Plan

(Full Title of the Plan)

Charles E. Garner II

Chief Executive Officer

CIM Commercial Trust Corporation

17950 Preston Road, Suite 600

Dallas, Texas 75252

(972) 349-3200

(Name, address and telephone number, including area code, of agent for service)

Copy to:

Patrick S. Brown

Sullivan & Cromwell LLP

1888 Century Park East, Suite 2100

Los Angeles, California 90067

(310) 712–6600

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount To Be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount Of Registration Fee (3)
Common Stock, par value $0.001 per share	278,824	$15.75	$4,391,478	$508.97

(1)        Pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Common Stock which become issuable under the Plan pursuant to this Registration Statement by reason of any stock dividend, stock split, recapitalization or any other similar transaction which results in an increase in the number of the Registrant’s outstanding shares of Common Stock.

(2)         Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and (h) under the Securities Act and based upon the average of the high and low prices of the shares of common stock of CIM Commercial Trust Corporation as reported on NASDAQ Global Market on May 31, 2017.

(3)         This amount is being offset in its entirety with $43,526.55 of unused fees that were previously paid in connection with the Registrant’s filing of its Registration Statement on Form S-4, as amended (File No. 333-190934), initially filed with the Securities and Exchange Commission by the registrant on August 30, 2013 pursuant to Rule 457(p).

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

All information required by Part I to be contained in the prospectus is omitted from this Registration Statement in accordance with the explanatory note to Part I of Form S-8 and Rule 428 under the Securities Act. This Registration Statement on Form S-8 is filed by CIM Commercial Trust Corporation (the “Company” or “Registrant”) regarding the CIM Commercial Trust Corporation 2015 Equity Incentive Plan (the “Plan”). Documents containing the information required by Part I of the Registration Statement will be sent or given to Plan Participants as specified by Rule 428(b)(1) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.        Incorporation of Documents by Reference

The rules of the Securities and Exchange Commission (the “Commission”) allow the Registrant to “incorporate by reference” information into this Registration Statement. This means that the Registrant can disclose important information to you by referring you to another document.

The Registrant incorporates herein by reference the following documents which have been filed by the Registrant with the Commission:

1.              Annual Report on Form 10-K for the year ended December 31, 2016 (“fiscal 2016”), filed with the Commission on March 16, 2017;

2.             Quarterly Report on Form 10-Q for the quarter ended March 31, 2017 filed with the Commission on May 10, 2017;

3.              The description of the Registrant’s common stock contained in the Registrant’s Registration Statement on Form 8-A filed on March 11, 2014 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”); and

4.              All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of fiscal 2016.

All documents filed by the Registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement indicating that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents. Statements contained in a document incorporated or deemed to be incorporated by reference herein, or contained in this Registration Statement, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement. Nothing in this registration statement shall be deemed to incorporate information furnished but not filed with the Commission pursuant to Item 2.02 or Item 7.01 of Form 8-K.

Item 4.   Description of Securities

The Registrant’s Common Stock is registered under Section 12(b) of the Exchange Act.

Item 5.   Interests of Named Experts and Counsel

Not applicable.

Item 6.  Indemnification of Directors and Officers

Maryland law permits a Maryland corporation to include in its charter a provision eliminating the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active or deliberate dishonesty established in a judgment or other final adjudication to be material to the cause of action. The Company’s charter contains a provision that eliminates the liability of the Company’s directors and officers to the maximum extent permitted by Maryland law.

Maryland law requires a Maryland corporation (unless its charter provides otherwise, which the Company’s charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made, or threatened to be made, a party by reason of his or her service in that capacity. Maryland law permits a Maryland corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or other capacities unless it is established that:

•                  an act or omission of the director or officer was material to the matter giving rise to the proceeding and:

•                  was committed in bad faith; or

•                  was the result of active and deliberate dishonesty;

•                  the director or officer actually received an improper personal benefit in money, property or services; or

•                  in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful

However, under Maryland law, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, Maryland law permits a Maryland corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of:

•                  a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation; and

•                  a written undertaking by the director or officer or on the director’s or officer’s behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the director or officer did not meet the standard of conduct.

The Company’s charter and bylaws obligate the Company, to the maximum extent permitted by Maryland law, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to:

•                  any present or former director or officer who is made, or threatened to be made, a party to, or witness in, the proceeding by reason of his or her service in that capacity; or

•                  any individual who, while a director or officer of the Company and at the Company’s request, serves or has served another corporation, real estate investment trust, limited liability company, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, trustee, member, manager or partner and who is made, or threatened to be made, a party to, or witness in, the proceeding by reason of his or her service in that capacity.

The Company’s charter and bylaws also permits the Company, subject to approval from the Company’s Board of Directors, to indemnify and advance expenses to any person who served a predecessor of the Company in any of the capacities described above and to any employee or agent of the Company or a predecessor of the Company.

Insofar as the foregoing provisions permit indemnification of directors, officer or persons controlling the Company for liability arising under the Securities Act, the Company has been informed that in the opinion of the SEC this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Further, the Company has entered into an Indemnification Agreement with each of its directors and certain executive officers. Each Indemnification Agreement provides that the Company will indemnify and hold harmless each such director or named executive officer to the fullest extent permitted by law.

In addition, the Merger Agreement, dated March 11, 2014 (the “Merger Agreement”), between PMC Commercial Trust (“PMC Commercial”) and CIM Urban REIT, LLC (“CIM REIT”), which provided for the business combination of CIM REIT’s wholly-owned subsidiary, CIM Urban Partners, L.P., and PMC Commercial (the “Merger”), provides further indemnification to each manager, director or officer of the Company or any of its subsidiaries, together with such person’s heirs, executors and administrators, which indemnification will survive the Merger for a period of six years, in the event of any threatened or actual claim, action, suit, demand, proceeding or investigation, whether civil, criminal or administrative, including any such claim, action, suit, demand, proceeding or investigation based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he or she is or was a manager, director or officer of the Company or any of its subsidiaries, or is or was serving at the request of the Company or any of its subsidiaries as a manager, director, officer, employee, fiduciary or agent of another corporation, partnership, joint venture, trust or other enterprise, or (ii) the discussion, negotiation, execution or performance of the Merger Agreement or any arrangement, agreement or document contemplated thereby or delivered in connection therewith, or otherwise directly or indirectly relating to the Merger Agreement or any such arrangement, agreement or document, or any of the transactions contemplated thereunder.

Item 7.   Exemption From Registration Claimed

Not applicable.

Item 8.   Exhibits

The exhibits are listed in the Exhibit Index below.

Item 9.   Undertakings

(a)   The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in this Registration Statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act and each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted against the Registrant by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on this 2nd day of June, 2017.

CIM Commercial Trust Corporation

Dated: June 2, 2017	By:	/s/ David Thompson
	Name:	David Thompson
	Title:	Chief Financial Officer

POWERS OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Charles E. Garner II and David Thompson and each of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this registration statement, as amended (including post-effective amendments to the registration statement and any such related registration statements), and to file the same, with all exhibits thereto, and any other documents in connection therewith, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signatures	Title	Date

/s/ Charles E. Garner II	Chief Executive Officer	June 2, 2017
Charles E. Garner II	(Principal Executive Officer)

/s / David Thompson	Chief Financial Officer	June 2, 2017
David Thompson	(Principal Financial Officer and Principal Accounting Officer)

/s/ Douglas Bech	Director	June 2, 2017
Douglas Bech

/s/ Robert Cresci	Director	June 2, 2017
Robert Cresci

/s/ Kelly Eppich	Director	June 2, 2017
Kelly Eppich

/s/ Frank Golay, Jr.	Director	June 2, 2017
Frank Golay Jr.

/s/ Shaul Kuba	Director	June 2, 2017
Shaul Kuba

/s/ Richard Ressler	Director	June 2, 2017
Richard Ressler

/s/ Avraham Shemesh	Director	June 2, 2017
Avraham Shemesh

EXHIBIT INDEX

Exhibit No.	Description

4.1	Articles of Amendment and Restatement of PMC Commercial Merger Sub, Inc. (incorporated by reference to the exhibits to the Registrant’s Current Report on Form 8-K filed with the SEC on May 9, 2014).

4.1(a)	Articles of Amendment (Name Change) (incorporated by reference to the exhibits to the Registrant’s Current Report on Form 8-K filed with the SEC on May 2, 2014).

4.1(b)	Articles of Amendment (Reverse Stock Split) (incorporated by reference to the exhibits to the Registrant’s Current Report on Form 8-K filed with the SEC on May 2, 2014).

4.1(c)	Articles of Amendment (Par Value Decrease) (incorporated by reference to the exhibits to the Registrant’s Current Report on Form 8-K filed with the SEC on May 2, 2014).

4.1(d)	Articles Supplementary (incorporated by reference to the exhibits to the Registrant’s Current Report on Form 8-K filed with the SEC on October 27, 2016).

4.2	Bylaws (incorporated by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K filed with the SEC on May 2, 2014).

4.3

Purchase Agreement among PMC Commercial Trust, PMC Preferred Capital Trust-A and Taberna Preferred Funding I, Ltd. dated March 15, 2005 (incorporated by reference to Exhibit 10.1 to the Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2005).

4.4

Junior Subordinated Indenture between PMC Commercial Trust and JPMorgan Chase Bank, National Association as Trustee dated March 15, 2005 (incorporated by reference to Exhibit 10.2 to the Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2005).

4.5

Amended and Restated Trust Agreement among PMC Commercial Trust, JPMorgan Chase Bank, National Association, Chase Bank USA, National Association and The Administrative Trustees Named Herein dated March 15, 2005 (incorporated by reference to Exhibit 10.3 to the Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2005).

4.6	Preferred Securities Certificate (incorporated by reference to Exhibit 10.4 to the Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2005).

4.7	Floating Rate Junior Subordinated Note due 2035 (incorporated by reference to Exhibit 10.5 to the Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2005).

4.8	2005 Equity Incentive Plan (incorporated by reference to Exhibit 10.1 to the Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2005).

4.9

Warrant Agreement, dated June 28, 2016, between CIM Commercial Trust Corporation and American Stock Transfer & Trust Company, LLC (incorporated by reference to Exhibit 4.2 to the Registrant’s Registration Statement on Form S-11/A filed with the SEC on June 28, 2016).

4.10	First Amendment to PMC Commercial Trust 2005 Incentive Plan (incorporated by reference to Exhibit 10.2 to the Registrant’s Annual Report on Form 10 K filed with the SEC on March 16, 2015).

4.11

2015 Equity Incentive Plan (incorporated by reference to Annex A to the Registrant’s Definitive Proxy Statement related to its 2015 annual meeting of stockholders, as filed with the SEC on April 17, 2015).

*5.1	Opinion of Venable LLP.

*23.1	Consent of BDO USA, LLP.

*23.2	Consent of Venable LLP (included in Exhibit 5.1).

*24.1	Powers of Attorney (included on signature page).

*                               Filed herewith.